Exhibit 99.1

Armstrong World Industries Reports Fourth Quarter and Full Year 2012 Results

Key Highlights

•	Fourth quarter operating income from continuing operations of $42 million, up 77% over the fourth quarter of 2011

•	Fourth quarter adjusted EBITDA from continuing operations of $72 million, up 37% over the fourth quarter of 2011

•	Achieved full year 2012 as reported operating margins of 10.4% and full year adjusted EBITDA margins of 15.3%, both the highest since emergence

•	Management issues 2013 guidance

LANCASTER, Pa., February 19, 2013 —Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors and ceilings, today reported fourth quarter and full year 2012 results and issued 2013 guidance.

Fourth Quarter Results from continuing operations

	Three Months Ended December 31,
(Amounts in millions except per share data)	2012	2011	Change
Net sales	$612.8	$623.0	(1.6)%
Operating income	42.3	23.9	77.0%
Net income	9.2	9.8	(6.1)%
Diluted earnings per share	$0.15	$0.16	(6.3)%

Consolidated net sales for the fourth quarter decreased by approximately $10 million, or 2%, compared to the prior year period. Excluding approximately $4 million of unfavorable foreign exchange impact for the quarter, sales declined approximately 1% compared to the prior year period. Improvements in price offset volume declines and unfavorable mix. The sale of the Patriot wood flooring distribution business which occurred in the third quarter of 2012, negatively impacted sales for the fourth quarter of 2012 by approximately $7 million when compared to the same period in 2011.

Operating income increased in spite of lower sales volumes, primarily due to cost reduction actions taken under the company’s cost savings program, which resulted in lower manufacturing and core SG&A expenses when compared to the same period last year. Net income and diluted earnings per share were impacted by a higher effective tax rate in the fourth quarter of 2012 primarily due to foreign tax credit benefits recorded in the fourth quarter of 2011.

“I’m pleased to announce that adjusted EBITDA for the fourth quarter was up 37% over the prior year as we delivered results in line with our previously issued guidance, despite a choppy market environment,” said Matt Espe, President and CEO. “We also made significant progress throughout 2012 on our strategic initiatives, including the design and construction of our emerging markets plants and the divestiture of non-core assets. For the full year, we also achieved record safety results and the highest adjusted EBITDA margins, at 15.3%, since emergence from bankruptcy.”

Additional (non-GAAP*) Financial Metrics from continuing operations

	Three Months Ended December 31,
(Amounts in millions except per share data)	2012	2011	Change
Adjusted operating income	$46	$29	62%
Adjusted net income	20	11	91%
Adjusted diluted earnings per share	$0.34	$0.18	89%
Free cash flow	$25	$90	(72)%

	Three Months Ended December 31,
(Amounts in millions)	2012	2011	Change
Adjusted EBITDA
Building Products	$68	$48	42%
Resilient Flooring	6	6	13%
Wood Flooring	11	12	(8)%
Unallocated Corporate	(13)	(13)	(2)%

Consolidated Adjusted EBITDA	$72	$53	37%

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other nonrecurring gains and losses. Free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, less restricted cash, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The company believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions/divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2012, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

In spite of sales declining 1% on a constant foreign exchange basis, adjusted operating income and EBITDA improved by 62% and 37%, respectively, in the fourth quarter of 2012 when compared to the prior year period. These improvements were driven primarily by reductions in manufacturing costs and SG&A expenses, coupled with the impact of better pricing. Adjusted net income and earnings per share also benefited from a reduction in the adjusted effective tax rate from 42% to 40%. Free cash flow declined over the prior year as the special dividend received from WAVE in the fourth quarter of 2011 did not recur and there was less improvement in working capital when compared to the prior year, as the working capital program initiated in 2011 drove one time gains. Increased capital expenditures associated with emerging market investments also negatively impacted free cash flow, even though cash earnings increased.

Fourth Quarter Segment Highlights

Building Products

	Three Months Ended December 31,
	2012	2011	Change
Total segment net sales	$292.8	$289.6	1.1%
Operating income	$52.5	$35.1	49.6%

Net sales improved by approximately 1% when compared to the prior year as higher volumes in the North American commercial business and improvements in price and mix were able to offset volume declines in Europe. Operating income improved primarily due to reductions in manufacturing costs and SG&A expenses and favorable pricing.

Resilient Flooring

	Three Months Ended December 31,
	2012	2011	Change
Total segment net sales	$212.2	$221.9	(4.4)%
Operating (loss)	($1.0)	($4.9)	79.6%

The decline in net sales was driven by lower volumes in Europe and in North America, where continued softness in commercial sectors tied to public spending and lower sales in the home center channel negatively impacted volumes. Operating income improved as more favorable mix and reductions in manufacturing costs were able to offset volume declines and start up costs associated with the ramp up of the flooring plant in China.

Wood Flooring

	Three Months Ended December 31,
	2012	2011	Change
Total segment net sales	$107.8	$111.5	(3.3)%
Operating income	$7.5	$9.1	(17.6)%

Net sales declined in the fourth quarter primarily due the divestiture of the Patriot distribution business which occurred in the third quarter of 2012. Overall volumes improved, driven by strong sales in the builder channel which negatively impacted mix. Operating income declined in the fourth quarter as lumber costs increased and higher sales into the builder channel drove increased volumes but less favorable mix, which were only partially offset by reduced manufacturing costs.

Corporate

Unallocated corporate expense of $16.7 million increased from $15.4 million in the prior year due to a $3.5 million lower pension credit, which more than offset reductions in core SG&A expenses.

Full Year Results from continuing operations

	Year Ended December 31,
(Amounts in millions except per share data)	2012	2011	Change
Net sales (as reported)	$2,618.9	$2,723.1	(3.8)%
Operating income (as reported)	271.2	239.8	13.1%
Adjusted EBITDA	400	374	7%
Free cash flow	89	170	(48)%

Excluding approximately $48 million of unfavorable foreign exchange impact, sales declined approximately 2% compared to the prior year period. On a consolidated level, improvements in price and mix were unable to offset volume declines. Volumes were negatively impacted by continued softness in commercial markets, particularly in sectors tied to public spending, lower sales into the U.S. home center channel, continued softness in European markets and the sale of the Patriot distribution business.

The improvement in operating income and adjusted EBITDA was driven primarily by reductions in manufacturing and SG&A expenses and improvements in price, which more than offset the impact of lower volumes. As reported operating income was impacted by approximately $25 million of charges associated with the closure of the Mobile, AL building products facility and headcount reductions in European Building Products in 2012, approximately $13 million of costs primarily associated with the closure of the Beaver Falls, PA building products facility in 2011, and approximately $21 million of severance and restructuring related costs in European Flooring in 2011.

The reduction in free cash flow was driven by higher capital expenditures, a reduction in dividends from WAVE as the special dividend received in 2011 did not recur, and less improvement in working capital as the company initiated working capital improvement plans last year which drove one-time gains. These reductions offset increased cash earnings for the year.

Discontinued Operations

In September 2012, the Company announced an agreement to sell its Cabinets business to American Industrial Partners. The sale was completed in October 2012. The transaction was subject to customary working capital adjustments, which are expected to be completed in the first quarter of 2013. The financial results of the cabinets business, which have previously been shown as a separate reporting segment, have been reclassified as discontinued operations for all periods presented.

Market Outlook and 2013 Guidance (1)

For 2013, the Company expects U.S. GDP of approximately 2%, which translates into a flat to slightly down commercial opportunity, with continued weakness in education and, to a lesser extent, healthcare. New residential construction should continue to improve and new home starts are expected to be approximately 950,000 in 2013. The Company remains cautious on the outlook for residential repair and remodel activity and expects it to be flat to up slightly despite pent up demand, as consumers seem willing to defer action until they are more confident rather than trade down. In Europe, GDP is expected to show slight positive growth in the U.K., and be flat to down slightly in the Eurozone. This type of operating environment translates into lower sales in those regions, but expected growth in Eastern Europe, particularly in Russia, should disproportionally benefit the ceilings business. In the Pacific Rim, Australia is expected to continue to be a challenge and down year on year, but solid growth is expected in China.

The company expects 2013 full year sales to be in the $2.7 to $2.8 billion range, up from 2012, and adjusted EBITDA to be in the $390 to $420 million range, or roughly flat with 2012. 2013 adjusted EPS is expected to be $2.30 to $2.60 per diluted share and free cash flow is anticipated to be between $75 and $125 million.

“Given the macro-economic backdrop and the lag between starts and when our products get installed in the cycle, our outlook for 2013 remains tempered, but I’m confident we’ve built a competitive cost structure and our strategic investments in emerging markets, like China and Russia, will position Armstrong to capitalize on improving economic conditions as world economies begin to recover,” said Tom Mangas, Senior Vice President and CFO.”

For the first quarter of 2013, sales are expected to be between $600 and $650 million and adjusted EBITDA to be in the range of $68 to $83 million.

As a result of improving conditions in the debt capital markets the Company is about to launch a process to refinance its existing credit agreement. The Company anticipates achieving lower interest expense, longer maturities and several minor technical improvements versus the current credit agreement. The Company does not anticipate this transaction will materially change debt levels or liquidity, as the anticipated amount of the refinancing will be $1.025 billion.

(1)

Sales guidance includes the impact of foreign exchange. Guidance metrics, other than sales, are presented using 2013 budgeted foreign exchange rates. Adjusted EPS guidance for 2013 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 1:00 p.m. Eastern time today, during which fourth quarter and full year results will be discussed. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com and click “For Investors”. The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward- looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

The Company expects to file its Annual Report on Form 10-K with the SEC on or about February 25, 2013.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2012, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.6 billion. As of December 31, 2012, Armstrong operated 32 plants in eight countries and had approximately 8,500 employees worldwide.

Additional forward looking non-GAAP metrics are available on our web site at http://www.armstrong.com/ under the Investor Relations tab. Our website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net Sales	$612.8	$623.0	$2,618.9	$2,723.1
Costs of goods sold	477.1	497.3	1,985.7	2,075.2
Selling, general and administrative expenses	105.7	111.3	418.3	454.0
Restructuring charges, net	(0.4)	1.0	(0.4)	9.0
Equity (earnings) from joint venture	(11.9)	(10.5)	(55.9)	(54.9)

Operating income	42.3	23.9	271.2	239.8
Interest expense	14.0	10.9	53.7	48.5
Other non-operating expense	0.0	0.1	0.5	1.3
Other non-operating (income)	(1.4)	(0.7)	(3.5)	(3.8)

Earnings from continuing operations before income taxes	29.7	13.6	220.5	193.8
Income tax expense	20.5	3.8	76.1	81.0

Net income from continuing operations	$9.2	$9.8	$144.4	$112.8

Net income (loss) from discontinued operations, net of tax (benefit) expense of $0.1, ($1.0), ($7.1) and ($0.2)	0.1	(1.3)	(12.2)	(0.4)

Loss on sale of discontinued business, net of tax benefit of ($0.6), $ -, ($0.6), $-	(0.9)	—	(0.9)	—

Net (loss) from discontinued operations	(0.8)	(1.3)	(13.1)	(0.4)

Net income	$8.4	$8.5	$131.3	$112.4

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(0.1)	(3.7)	7.0	(1.6)
Derivative income (loss)	2.0	(1.9)	(5.2)	(9.0)
Pension and postretirement adjustments	(65.8)	(88.0)	(58.2)	(78.7)

Total other comprehensive income (loss)	(63.9)	(93.6)	(56.4)	(89.3)

Total comprehensive (loss) income	($55.5)	($85.1)	$74.9	$23.1

Earnings per share of common stock, continuing operations
Basic	$0.15	$0.16	$2.43	$1.92
Diluted	$0.15	$0.16	$2.41	$1.91
(Loss) per share of common stock, discontinued operations
Basic	($0.01)	($0.02)	($0.22)	($0.01)
Diluted	($0.01)	($0.02)	($0.22)	($0.01)
Net earnings per share of common stock:
Basic	$0.14	$0.14	$2.21	$1.91
Diluted	$0.14	$0.14	$2.19	$1.90
Average number of common shares outstanding
Basic	59.0	58.4	58.9	58.3
Diluted	59.6	58.8	59.5	58.8
Dividends declared per common share	$—	$—	$8.55	$—

Segment Results

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net Sales
Building Products	$292.8	$289.6	$1,218.9	$1,237.5
Resilient Flooring	212.2	221.9	939.4	1,002.3
Wood Flooring	107.8	111.5	460.6	483.3

Total net sales	$612.8	$623.0	$2,618.9	$2,723.1

Operating Income (loss)
Building Products	$52.5	$35.1	$230.4	$226.1
Resilient Flooring	(1.0)	(4.9)	56.9	15.7
Wood Flooring	7.5	9.1	37.3	43.4
Unallocated Corporate (expense)	(16.7)	(15.4)	(53.4)	(45.4)

Total Operating Income	$42.3	$23.9	$271.2	$239.8

Selected Balance Sheet Information

(amounts in millions)

(Unaudited)

	December 31, 2012	December 31, 2011
Assets
Current assets	$1,019.9	$1,209.3
Property, plant and equipment, net	1,005.0	887.9
Other noncurrent assets	829.4	897.5

Total assets	$2,854.3	$2,994.7

Liabilities and shareholders’ equity
Current liabilities	$384.7	$386.2
Noncurrent liabilities	1,750.5	1,478.3
Equity	719.1	1,130.2

Total liabilities and shareholders’ equity	$2,854.3	$2,994.7

Selected Cash Flow Information(1)

(amounts in millions)

(Unaudited)

	Year Ended December 31,
	2012	2011
Net income	$131.3	$112.4
Other adjustments to reconcile net income to net cash provided by operating activities	106.7	99.0
Changes in operating assets and liabilities, net	(18.0)	(11.7)

Net cash provided by operating activities	220.0	199.7
Net cash (used for) investing activities	(91.9)	(9.5)
Net cash (used for) financing activities	(273.7)	(28.8)
Effect of exchange rate changes on cash and cash equivalents	1.4	3.4

Net (decrease) increase in cash and cash equivalents	(144.2)	164.8
Cash and cash equivalents, beginning of period	480.6	315.8

Cash and cash equivalents, end of period	$336.4	$480.6

(1)	Cash flow information includes cash flows attributable to Cabinets.

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2012. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Adjusted EBITDA	$72	$53	$400	$374
D&A/Fx*	(26)	(24)	(100)	(102)

Operating Income, Adjusted	$46	$29	$300	$272
Cost reduction initiatives expenses	4	3	25	24
Restructuring	—	1	—	9
Impairment	1	1	6	3
Foreign exchange impact	(1)	—	(2)	(4)

Operating Income, Reported	$42	$24	$271	$240

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is $27.0 million for the three months ended December 31, 2012, $25.0 million for the three months ended December 31, 2011, $112.7 million for the year ended December 31, 2012, and $113.8 million for the year ended December 31, 2011.

BUILDING PRODUCTS

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Adjusted EBITDA	$68	$48	$306	$288
D&A/Fx	(14)	(13)	(52)	(51)

Operating Income, Adjusted	$54	$35	$254	$237
Cost reduction initiatives expenses	2	—	20	11
Restructuring	—	—	—	1
Impairment	—	—	5	—
Foreign exchange impact	—	—	(1)	(1)

Operating Income, Reported	$52	$35	$230	$226

RESILIENT FLOORING

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Adjusted EBITDA	$6	$6	$87	$66
D&A/Fx	(7)	(7)	(28)	(29)

Operating (Loss) Income, Adjusted	($1)	($1)	$59	$37
Cost reduction initiatives expenses	—	3	2	14
Restructuring	—	1	—	7
Impairment	—	—	—	2
Foreign exchange impact	—	—	—	(2)

Operating (Loss) Income, Reported	($1)	($5)	$57	$16

WOOD FLOORING

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Adjusted EBITDA	$11	$12	$49	$54
D&A/Fx	(2)	(2)	(11)	(11)

Operating Income, Adjusted	$9	$10	$38	$43
Cost reduction initiatives (income)	—	—	1	(1)
Impairment	1	1	1	1
Foreign exchange impact	—	—	(1)	—

Operating Income, Reported	$8	$9	$37	$43

UNALLOCATED CORPORATE

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Adjusted EBITDA	($13)	($13)	($42)	($34)
D&A/Fx	(3)	(2)	(9)	(11)

Operating (Loss), Adjusted	($16)	($15)	($51)	($45)
Cost reduction initiatives expenses	2	—	2	—
Restructuring	—	—	—	1
Foreign exchange impact	(1)	—	—	(1)

Operating (Loss), Reported	($17)	($15)	($53)	($45)

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$72		$53		$400		$374
D&A as reported	(27)		(25)		(113)		(114)
Accelerated Deprecation/Fx	1		1		13		12

Operating Income, Adjusted	$46		$29		$300		$272
Other non-operating (expense)	(12)		(11)		(51)		(45)

Earnings Before Taxes, Adjusted	34		18		249		227
Adjusted tax (expense) @ 40% for 2012 and 42% for 2011	(14)		(7)		(100)		(96)

Net Earnings, Adjusted	$20	$0.34	$11	$0.18	$149	$2.51	$131	$2.24
Pre-tax adjustment items	(4)		(5)		(29)		(32)
Reversal of adjusted tax expense @ 40% for 2012 and 42% for 2011	14		7		100		96
Ordinary tax	(10)		(4)		(70)		(72)
Unbenefitted foreign losses	(7)		(7)		(15)		(15)
Foreign tax credits	—		5		16		5
Tax adjustment items	(4)		3		(7)		—

Net Earnings, Reported	$9	$0.15	$10	$0.16	$144	$2.41	$113	$1.91

	Three Months Ended December 31,		Year Ended December 31,
CASH FLOW (1)	2012	2011	2012	2011
Net Cash From Operations	$89	$80	$220	$200
Less: net cash (used for) provided by investing	(41)	24	(92)	(9)
Add back (subtract) adjustments to reconcile to free cash flow
Restricted Cash	—	(20)	(2)	(28)
Acquisition (Divestiture)	(25)	4	(39)	4
Other	2	2	2	3

Free Cash Flow	$25	$90	$89	$170

(1)	Cash flow information includes cash flows attributable to Cabinets.

Supplemental Schedule of Geographic Sales from Continuing Operations (unaudited)

(Amounts in millions)

	Three Months Ended December 31,			Change	Year Ended December 31,			Change
As reported net sales by geography	2012	2011	Change	ex Fx	2012	2011	Change	ex Fx
CONSOLIDATED
Americas	$432.9	$434.1	(0.3)%	(0.5)%	$1,873.9	$1,903.9	(1.6)%	(1.4)%
Europe	120.1	131.8	(8.9)%	(5.9)%	523.9	597.3	(12.3)%	(6.1)%
Asia	59.8	57.1	4.7%	5.6%	221.1	221.9	(0.4)%	2.4%

Total consolidated net sales	$612.8	$623.0	(1.6)%	(1.1)%	$2,618.9	$2,723.1	(3.8)%	(2.1)%
BUILDING PRODUCTS
Americas	$180.4	$174.2	3.6%	3.3%	$757.1	$749.3	1.0%	1.2%
Europe	77.5	81.3	(4.7)%	(2.9)%	333.6	356.8	(6.5)%	(1.1)%
Asia	34.9	34.1	2.3%	3.3%	128.2	131.4	(2.4)%	0.7%

Total segment net sales	$292.8	$289.6	1.1%	1.6%	$1,218.9	$1,237.5	(1.5)%	0.5%
RESILIENT FLOORING
Americas	$144.7	$148.4	(2.5)%	(2.8)%	$656.2	$671.3	(2.2)%	(2.1)%
Europe	42.6	50.5	(15.6)%	(10.7)%	190.3	240.5	(20.9)%	(13.6)%
Asia	24.9	23.0	8.3%	9.2%	92.9	90.5	2.7%	4.9%

Total segment net sales	$212.2	$221.9	(4.4)%	(3.4)%	$939.4	$1,002.3	(6.3)%	(4.1)%